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                                 Exhibit 21.1

                                 SUBSIDIARIES


IDX Investment Corporation, a Vermont corporation

IDX Information Systems Corporation, a Vermont corporation

IDX Internet Holding Corporation, a Delaware corporation

IDX Canada Inc., a Washington corporation

IDX Systems UK Limited, a United Kingdom corporation

EDiX Corporation, a Delaware corporation

Channelhealth, Incorporated, a Delaware corporation